Exhibit 5

[Opinion of Arent Fox PLLC]

April 21, 2006

The Board of Directors

TNS, Inc.

11480 Commerce Park Drive, Suite 600

Reston, Virginia 20191

Gentlemen:

We have acted as counsel to TNS, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8, filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,261,000 shares of Common Stock, par value $.001 per share (the “Shares”), which have been added to the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”).

As counsel to the Company, we have examined such records and documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

Based on the foregoing, we are of the opinion that the Shares, when issued or delivered and paid for in accordance with the terms of the 2004 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations thereunder.

Very truly yours,

/s/ ARENT FOX PLLC